Exhibit 99.1

For Immediate Release	Media Contact: Donna Pullen (803) 765-4558
Analyst Contact: Jim Mabry (843) 529-5593

South State Corporation Reports Second Quarter 2017 Results and

Quarterly Cash Dividend

COLUMBIA, S.C.—July 21, 2017—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and six-month period ended June 30, 2017.  Highlights for the second quarter of 2017 include the following:

•

Net income was $31.8 million for the second quarter of 2017 compared to $18.3 million for the first quarter of 2017,  an increase of $13.6 million, or 74.2%,  while adjusted net income (non-GAAP) was $34.6 million in the second quarter of 2017,  up $1.2 million, or 3.7% increase, from the first quarter of 2017

o	Earnings per share (EPS) – diluted was $1.08 for the second quarter of 2017 compared to $0.63 for the first quarter of 2017, or a 71.4% increase;
o	Adjusted net income per share (non-GAAP) – diluted was $1.18 for the second quarter of 2017 and $1.15 for the first quarter of 2017; and
o	Announced the signing of a definitive merger agreement with Park Sterling Corporation in April
•	Net loan growth for the second quarter of 2017 was $272.8 million, or 13.8% annualized
o	Non-acquired loan growth totaled approximately $396.4 million, or 28.6%; and
o	Acquired loan runoff totaled $123.6 million
•	Performance ratios linked quarter
o	Return on average assets totaled 1.15% compared to 0.68%
o	Adjusted return on average assets (non-GAAP) was 1.25% for first and second quarter of 2017
o	Return on average tangible equity (non-GAAP) improved to 14.16% compared to 8.87%
o	Adjusted return on average tangible equity (non-GAAP) decreased to 15.34% from 15.55%
o	Efficiency ratio was 62.8% down from 77.5%, due to higher merger costs of $21.0 million in the first quarter of 2017
o	Adjusted efficiency ratio (non-GAAP) was 59.7% down from 62.0% (excluding merger-related and conversion expenses and gains on securities sold)
•	Balance sheet and equity linked quarter
o	Cash and cash equivalents declined by $231.2 million as total loans continued to grow and deposits remained flat
o	Investment securities portfolio decreased by $41.7 million as maturities, calls and sales outpaced purchases during the quarter
o	Total deposits declined by $1.8 million with noninterest bearing deposits increasing by $36.0 million, and interest bearing deposits declining by $37.8 million
o	Shareholders’ equity increased $25.6 million, with $22.2 million coming from quarterly earnings, net of the dividends paid to shareholders.
o	Equity to assets improved to 14.39% from 14.17% at March 31, 2017
o	Tangible equity to tangible assets (Non-GAAP) increased to 9.11% from 8.85%
•	Asset quality linked quarter
o	Nonperforming assets (NPAs) decreased by $4.3 million, or 11.2%, to $34.4 million
o	NPAs to total assets improved to 0.31% from 0.35% in the first quarter of 2017
o	Net charge offs on non-acquired loans were 0.05% annualized, or $756,000, compared to $628,000, or 0.05% annualized in the first quarter of 2017
o	Net charge offs on acquired non-credit impaired loans were 0.10%, or $429,000, compared to 0.08%, or $326,000 in the first quarter of 2017
o	Coverage ratio of ALLL on non-acquired non-performing loans improved to 297.4% from 295.0%

Quarterly Cash Dividend

The Board of Directors of South State Corporation has declared a quarterly cash dividend on July 20, 2017, of $0.33 per share payable on its common stock.  This per share amount is the same as last quarter, and $0.02 per share, or 6.5% higher than the dividend paid a year ago.  The dividend will be payable on August 18, 2017 to shareholders of record as of August 11, 2017.

Second Quarter 2017 Financial Performance

	Three Months Ended					Six Months Ended June 30,
	June. 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands, except per share data)	2017	2017	2016	2016	2016	2017	2016
INCOME STATEMENT
Interest income
Loans, including fees (8)	$93,600	$91,752	$76,709	$77,344	$77,154	$185,352	$154,408
Investment securities, federal funds sold and securities purchased under agreements to resell	9,179	9,234	5,979	5,937	6,225	18,413	12,786
Total interest income	102,779	100,986	82,688	83,281	83,379	203,765	167,194
Interest expense
Deposits	2,661	2,497	1,423	1,412	1,368	5,158	2,969
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	1,087	1,127	665	624	612	2,214	1,225
Total interest expense	3,748	3,624	2,088	2,036	1,980	7,372	4,194
Net interest income	99,031	97,362	80,600	81,245	81,399	196,393	163,000
Provision for loan losses	2,313	3,707	622	912	2,728	6,020	5,286
Net interest income after provision for loan losses	96,718	93,655	79,978	80,333	78,671	190,373	157,714
Noninterest income	37,574	36,435	32,831	35,340	32,118	74,009	62,160
Pre-tax operating expense	82,232	83,699	70,400	72,482	72,280	165,931	143,352
Branch consolid./acquisition and merger expense	4,307	21,024	4,841	709	1,573	25,331	2,531
Total noninterest expense	86,539	104,723	75,241	73,191	73,853	191,262	145,883
Income before provision for income taxes	47,753	25,367	37,568	42,482	36,936	73,120	73,991
Provision for income taxes	15,930	7,103	13,391	14,387	12,420	23,033	24,981
Net income	$31,823	$18,264	$24,177	$28,095	$24,516	$50,087	$49,010

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$31,823	$18,264	$24,177	$28,095	$24,516	$50,087	$49,010
Securities gains, net of tax	(73)	—	—	—	—	(73)	(81)
FDIC LSA early termination, net of tax	—	—	—	—	2,938	—	2,938
Branch consolid./acquisition and merger expense	2,870	15,137	3,814	468	1,044	18,007	1,676
Adjusted net income (non-GAAP)	$34,620	$33,401	$27,991	$28,563	$28,498	$68,021	$53,543

Basic earnings per common share	$1.09	$0.63	$1.01	$1.17	$1.02	$1.72	$2.04
Diluted earnings per common share	$1.08	$0.63	$1.00	$1.16	$1.01	$1.71	$2.02
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.19	$1.16	$1.16	$1.19	$1.19	$2.35	$2.23
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.18	$1.15	$1.15	$1.18	$1.18	$2.33	$2.22
Dividends per common share	$0.33	$0.33	$0.32	$0.31	$0.30	$0.66	$0.58
Basic weighted-average common shares outstanding	29,094,908	28,891,669	24,035,960	24,016,075	23,995,054	28,985,390	23,977,137
Diluted weighted-average common shares outstanding	29,364,916	29,158,523	24,287,496	24,278,294	24,237,457	29,252,321	24,204,812
Effective tax rate	33.36%	28.00%	35.64%	33.87%	33.63%	31.50%	33.76%

The Company reported consolidated net income of $31.8 million, or $1.08 per diluted common share for the three-months ended June 30, 2017,  a  $13.6 million increase from the first quarter of 2017.  Interest income was up $1.8 million mainly due to non-acquired (legacy) loan growth during the quarter which increased interest income by $4.6 million.  This increase was offset by a decline in acquired loan interest income of $2.8 million, which resulted from a decline in the acquired loan balance during the quarter.  Investment securities interest income decreased by $244,000 due to the decline in the investment securities portfolio from maturities, calls and sold securities.  Interest expense increased by $124,000 primarily in certificate and other time deposits.  Our funding cost was 22 basis points for the second quarter the same as first quarter 2017.  Compared to the second quarter of 2016, our cost of funds increased by 7 basis points which is primarily the result of the addition of Southeastern Bank Financial Corporation (“SBFC” or “Southeastern”) balance sheet where the cost of funds was slightly higher than legacy South State’s.  The provision for loan losses decreased $1.4 million compared to the first quarter of 2017.  Valuation allowance (impairment) related to acquired loans was $1.8 million lower than first quarter of 2017, provision for loan losses related to acquired non-credit impaired loans was higher by $103,000, and the provision for loan losses on non-acquired loans was $339,000 higher than last quarter primarily related to loan growth.  Noninterest income increased by $1.1 million primarily from recoveries of acquired loans which increased by $639,000, and trust and investment services income which increased by $511,000.  Noninterest expense decreased by $18.2 million.  The decline was primarily the result of $16.7 million reduction in the merger and conversion cost and $1.3 million decline in salaries and benefits compared to first quarter of 2017.

Income Tax Expense

During the quarter, our effective income tax rate increased to 33.36% from 28.00% in the first quarter of 2017.  This increase was primarily related to: (1) much higher pretax net income due to lower merger-related cost in the second quarter of 2017, and (2) reduced excess tax benefit associated with vested or exercised stock awards included in determination of the effective tax rate in the second quarter than were in the first quarter of 2017.  The year to date effective income tax rate now totals 31.50%, and is expected to continue to rise over the remainder of 2017.

“Performance was strong across all areas of South State, and we are pleased with the second quarter and year-to-date results,” said Robert R. Hill, Jr., CEO of South State Corporation.  “The merger and integration of Southeastern continues to progress, and the contribution from the Augusta and Aiken markets was meaningful during the quarter.  We are working closely with the team at Park Sterling Corporation and look forward to combining the companies later this year.”

Balance Sheet and Capital

	Ending Balance
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2017	2017	2016	2016	2016
BALANCE SHEET
Assets
Cash and cash equivalents	$431,890	$663,126	$374,448	$507,517	$481,912
Investment securities:
Securities held to maturity	4,166	6,095	6,094	6,851	7,921
Securities available for sale, at fair value	1,341,652	1,381,013	999,405	925,374	989,610
Other investments	13,076	13,501	9,482	9,482	9,529
Total investment securities	1,358,894	1,400,609	1,014,981	941,707	1,007,060
Loans held for sale	65,995	46,988	50,572	57,052	48,926
Loans:
Acquired credit impaired	602,481	627,340	602,546	632,617	658,835
Acquired non-credit impaired	1,585,981	1,715,642	836,699	885,657	941,886
Non-acquired	5,992,393	5,564,307	5,241,041	5,008,113	4,816,875
Less allowance for non-acquired loan losses	(40,149)	(38,449)	(36,960)	(37,319)	(36,939)
Loans, net	8,140,706	7,868,840	6,643,326	6,489,068	6,380,657
Other real estate owned (“OREO”)	14,430	20,007	18,316	22,211	22,427
Premises and equipment, net	201,539	203,505	183,510	179,450	177,950
Bank owned life insurance	150,476	149,562	104,148	103,427	102,815
Deferred tax asset	39,921	43,075	31,123	25,357	25,915
Mortgage servicing rights	29,930	30,063	29,037	23,064	22,350
Core deposit and other intangibles	52,966	55,461	39,848	41,738	43,629
Goodwill	595,817	595,711	338,340	338,340	338,340
Other assets	71,877	73,123	72,943	68,234	72,012
Total assets	$11,154,441	$11,150,070	$8,900,592	$8,797,165	$8,723,993

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$2,635,147	$2,599,111	$2,199,046	$2,176,155	$2,117,246
Interest-bearing	6,396,507	6,434,327	5,135,377	5,071,251	5,046,680
Total deposits	9,031,654	9,033,438	7,334,423	7,247,406	7,163,926
Federal funds purchased and securities sold under agreements to repurchase	334,018	352,431	313,773	305,268	341,064
Other borrowings	98,147	107,988	55,358	55,306	55,254
Other liabilities	85,137	76,313	62,450	65,053	59,406
Total liabilities	9,548,956	9,570,170	7,766,004	7,673,033	7,619,650

Shareholders’ equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 40,000,000 shares	73,148	73,077	60,576	60,523	60,488
Surplus	1,134,328	1,132,173	711,307	705,124	703,445
Retained earnings	401,706	379,534	370,916	354,490	333,900
Accumulated other comprehensive income (loss)	(3,697)	(4,884)	(8,211)	3,995	6,510
Total shareholders’ equity	1,605,485	1,579,900	1,134,588	1,124,132	1,104,343
Total liabilities and shareholders’ equity	$11,154,441	$11,150,070	$8,900,592	$8,797,165	$8,723,993

Common shares issued and outstanding	29,259,264	29,230,734	24,230,392	24,209,122	24,195,226

At June 30, 2017, the Company’s total assets were $11.2 billion,  an increase of $2.3 billion from December 31, 2016, and an increase of $2.4 billion from June 30, 2016.  Total assets acquired from Southeastern, including goodwill, totaled $2.1 billion in the first quarter of 2017.  During the second quarter of 2017,  cash and cash equivalents and securities both declined compared to the first quarter of 2017, as loan growth was strong in most categories.  Loans increased $272.8 million,  excluding the allowance for loan losses, or 13.8% annualized increase.  Investment securities decreased $41.7 million and cash and cash equivalents declined by $231.2 million.  Other real estate owned (“OREO”) declined by $5.6 million, as the company disposed of 33 properties during the second quarter of 2017.  Non-acquired loans increased by

$396.4 million, excluding renewed loans primarily from Southeastern of $31.7 million.  Acquired loans declined by $123.6 million, excluding renewed loans primarily from Southeastern of $31.7 million.  Total deposits were down $1.8 million from March 31, 2017.  Fed funds purchased and securities sold under repurchase agreements decreased by $18.4 million during the second quarter to $334.0 million.

The Company’s book value per common share increased to $54.87 per share at June 30,  2017, compared to $46.82 at December 31, 2016, and $45.64 at June 30, 2016.  During the second quarter of 2017, capital increased $25.6 million due to net income of $31.8 million offset by the common stock dividend paid of $9.6 million.  Accumulated other comprehensive income (“AOCI”) increased $1.2 million due primarily to the decrease in unrealized losses (now to an unrealized gains) in the AFS securities portfolio during the quarter of $1.0 million, net of tax.  Tangible book value (“TBV”) per common share increased by $0.93 per share to $32.70 at June 30, 2017, compared to $31.77 at March 31, 2017,  and increased by $2.84 per share, or 9.5%, from $29.86 at June 30, 2016.  The quarterly increase in the second quarter of 2017 was $0.93 per share in tangible book value, and was the result of earnings per share, excluding amortization of intangibles, of  $1.14, offset by the dividend paid to shareholders of $0.33 per share and the increase from AOCI of $0.04 per share (primarily from the change in fair value of the available for sale securities portfolio to a larger unrealized gain position during the quarter).  Issuances of restricted stock and stock option exercises increased tangible book value by $0.08 per share during the second quarter of 2017.

“During the second quarter of 2017, our efficiency ratio improved to 62.8% and our adjusted efficiency ratio dropped to 59.7%,” said John C. Pollok, COO and CFO.  “Our tangible book value improved by $0.93 per share to $32.70 primarily from an increase in equity totaling $25.6 million.”

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
	2017	2017	2016	2016	2016	2017	2016
PERFORMANCE RATIOS
Return on average assets (annualized)	1.15%	0.68%	1.08%	1.28%	1.13%	0.92%	1.14%
Adjusted return on average assets (annualized) (non-GAAP) (3)	1.25%	1.25%	1.26%	1.30%	1.32%	1.25%	1.25%
Return on average equity (annualized)	7.98%	4.74%	8.50%	10.00%	9.02%	6.39%	9.10%
Adjusted return on average equity (annualized) (non-GAAP) (3)	8.69%	8.67%	9.84%	10.17%	10.48%	8.68%	9.94%
Return on average tangible common equity (annualized) (non-GAAP) (7)	14.16%	8.87%	13.42%	15.86%	14.59%	11.56%	14.81%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (7)	15.34%	15.55%	15.44%	16.11%	16.85%	15.44%	16.12%
Efficiency ratio (tax equivalent)	62.80%	77.51%	65.82%	62.30%	64.54%	70.07%	64.30%
Adjusted efficiency ratio (Non-GAAP) (9)	59.67%	61.95%	61.59%	61.70%	60.81%	60.79%	61.98%
Dividend payout ratio (2)	30.33%	52.82%	32.06%	26.71%	29.61%	38.53%	28.63%
Book value per common share	$54.87	$54.05	$46.82	$46.43	$45.64
Tangible common equity per common share (non-GAAP) (7)	$32.70	$31.77	$31.22	$30.73	$29.86

CAPITAL RATIOS
Equity-to-assets	14.39%	14.17%	12.75%	12.78%	12.66%
Tangible equity-to-tangible assets (non-GAAP) (7)	9.11%	8.85%	8.88%	8.84%	8.66%
Tier 1 common equity (6)	11.9%	11.9%	11.7%	11.5%	11.2%
Tier 1 leverage (6)	10.1%	10.0%	9.9%	9.7%	9.5%
Tier 1 risk-based capital (6)	12.8%	12.8%	12.4%	12.3%	12.0%
Total risk-based capital (6)	13.3%	13.3%	13.0%	12.9%	12.6%

OTHER DATA
Number of branches	129	129	118	119	120
Number of employees (full-time equivalent basis)	2,261	2,277	2,055	2,039	2,032

Asset Quality

	Ending Balance
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands)	2017	2017	2016	2016	2016
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$13,499	$13,035	$14,745	$15,010	$18,372
Non-acquired OREO and other nonperforming assets	4,633	5,705	3,998	6,614	6,862
Total non-acquired nonperforming assets	18,132	18,740	18,743	21,624	25,234
Acquired
Acquired nonperforming loans	5,793	4,950	4,834	4,633	4,438
Acquired OREO and other nonperforming assets	10,439	14,992	15,026	16,279	16,258
Total acquired nonperforming assets	16,232	19,942	19,860	20,912	20,696
Total nonperforming assets	$34,364	$38,682	$38,603	$42,536	$45,930

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
	2017	2017	2016	2016	2016	2017	2016
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.67%	0.69%	0.71%	0.75%	0.77%	0.67%	0.77%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	297.42%	294.97%	250.66%	248.63%	201.06%	297.42%	201.06%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.05%	0.05%	0.05%	0.03%	0.06%	0.05%	0.07%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.10%	0.08%	0.06%	0.07%	0.07%	0.09%	0.08%
Total nonperforming assets as a percentage of total assets	0.31%	0.35%	0.43%	0.48%	0.53%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.23%	0.23%	0.28%	0.30%	0.38%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.30%	0.34%	0.36%	0.43%	0.52%
Total nonperforming assets as a percentage of total assets (5)	0.16%	0.17%	0.21%	0.25%	0.29%

During the second quarter of 2017,  overall asset quality improved as total nonperforming assets were $34.4 million, representing 0.31% of total assets, which decreased from first quarter of 2017 mainly due to the decline in OREO by $5.6 million.  Compared to June 30, 2016, NPAs have declined by $11.6 million, or 25.2%.  During the second quarter of 2017, non-acquired NPAs, excluding acquired loans and acquired OREO, were down $608,000 at  $18.1 million.  Non-acquired nonperforming loans increased by $464,000, and non-acquired OREO and other assets repossessed decreased $1.1 million.  Non-acquired NPAs as a percentage of total non-acquired loans and repossessed assets declined to 0.30% compared to 0.34%  at March 31, 2017.

During the second quarter, the Company reported $5.8 million in nonperforming loans related to “acquired non-credit impaired loans.”  This was an increase of $843,000 from the balance at March 31, 2017, which was primarily the result of several small balance loans.  Additionally, acquired nonperforming OREO and other assets owned decreased by $4.6 million from March 31, 2017 and declined by $5.8 million from June 30, 2016.

At June 30, 2017,  the allowance for non-acquired loan losses was $40.1 million, or 0.67%, of non-acquired period-end loans down from 0.69% at March 31, 2017.  The current allowance for loan losses provides 2.97 times coverage of period-end non-acquired nonperforming loans, up from 2.95 times at March 31, 2017, and 2.01 times at June 30,  2016.  Net charge-offs within the non-acquired portfolio were  $756,000, or 0.05% annualized, in the second quarter of 2017 compared to $628,000 for the first quarter of 2017, or 0.05% annualized.  Second quarter 2016 net charge-offs totaled $676,000, or 0.06% annualized.  During the second quarter of 2017,  the provision for non-acquired loan losses totaled $2.5 million compared to $2.1 million in the first quarter of 2017, and $2.5 million in the second quarter of 2016.  The increase in the non-acquired provision for loan losses in the second quarter of 2017 resulted primarily from non-acquired loan growth.

Net charge offs related to “acquired non-credit impaired loans” were $429,000, or 0.10% annualized, and the Company recorded a provision for loan losses, accordingly, during the second quarter of 2017.  These charge-offs increased from $326,000, or 0.08% annualized, in the first  quarter of 2017, and from $181,000, or 0.07% annualized in the second quarter of 2016.

`The Company recorded both impairment and releases within certain acquired credit impaired loan pools during the second quarter of 2017.  The net positive impact, which reduced the valuation allowance, totaled $572,000 compared to $1.2 million impairment in the first quarter of 2017.  The impairment in the first quarter was primarily related to impaired residential real estate loan pools and consumer mobile home loan pools.

Total OREO decreased by $5.6 million during the second quarter  of 2017 to $14.4 million at June 30, 2017.  This decrease was the result of the disposition of 33 properties of both acquired and non-acquired OREO.  Overall, OREO and troubled loan related costs decreased by $389,000 compared to the first quarter 2017, and increased by $879,000 compared to the second quarter of 2016.  The decrease in this expense from first quarter of 2017 was primarily the result of fewer write downs.  The $879,000 increase from the second quarter of 2016 was primarily the result of lower gains and higher losses on the assets sold comparatively.

Net Interest Income and Margin

	Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
YIELD ANALYSIS
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$266,672	$762	1.15%	$244,992	$573	0.95%	$469,326	$756	0.65%
Investment securities (taxable)	1,206,992	7,020	2.33%	1,267,985	7,231	2.31%	847,611	4,477	2.12%
Investment securities (tax-exempt)	188,496	1,397	2.97%	196,773	1,430	2.95%	126,934	992	3.14%
Loans held for sale	48,171	460	3.83%	41,866	408	3.95%	37,616	317	3.39%
Loans	8,040,180	93,140	4.65%	7,786,521	91,344	4.76%	6,268,711	76,837	4.93%
Total interest-earning assets	9,750,511	102,779	4.23%	9,538,137	100,986	4.29%	7,750,198	83,379	4.33%
Noninterest-earning assets	1,321,170			1,338,186			946,308
Total Assets	11,071,681			$10,876,323			$8,696,506

Interest-Bearing Liabilities:
Transaction and money market accounts	$3,951,515	$1,021	0.10%	3,889,956	$983	0.10%	$3,319,119	$660	0.08%
Savings deposits	1,379,719	526	0.15%	1,350,168	504	0.15%	770,582	116	0.06%
Certificates and other time deposits	1,050,225	1,114	0.43%	1,065,077	1,010	0.38%	1,004,288	592	0.24%
Federal funds purchased and repurchase agreements	329,256	240	0.29%	359,564	240	0.27%	324,105	137	0.17%
Other borrowings	106,413	847	3.19%	110,469	887	3.26%	55,228	475	3.46%
Total interest-bearing liabilities	6,817,128	3,748	0.22%	6,775,234	3,624	0.22%	5,473,322	1,980	0.15%
Noninterest-bearing liabilities	2,655,961			2,539,495			2,129,976
Shareholders’ equity	1,598,592			1,561,594			1,093,208
Total Non-IBL and shareholders’ equity	4,254,553			4,101,089			3,223,184
Total liabilities and shareholders’ equity	$11,071,681			$10,876,323			$8,696,506
Net interest income and margin (NON-TAX EQUIV.)		$99,031	4.07%		$97,362	4.14%		$81,399	4.22%
Net interest margin (TAX EQUIVALENT)			4.13%			4.20%			4.27%

Non-taxable equivalent net interest income was $99.0 million for the second quarter of 2017, a $1.7 million increase from the first quarter of 2017, resulting from the following:

1.

Average balance of non-acquired loans increased by approximately $374.1 million and resulted in non-acquired loan interest income of $55.4 million, a $4.6 million increase.  The yield on total non-acquired loans was 3.85%  up from 3.81%  in the first quarter of 2017.  Acquired loan interest income declined by $2.8 million from the first quarter of 2017, to $37.8 million.  The yield on acquired loans for the second quarter was 6.69% down from 6.90% in the first quarter, and the average balance declined by $120.4 million.  The increase or decrease in the acquired loan yield going forward will be primarily dependent upon the level of loan pay downs and pay-offs each quarter for acquired noncredit impaired loans.  Compared to the second quarter of 2016, the total loan portfolio yield declined from 4.93% down to 4.65% in the second quarter of 2017 and from 4.76% in the first quarter of 2017; and

2.

Interest expense increased by $124,000 from the first quarter of 2017.  This increase was within all categories of funding, except other borrowings where interest expense was down by $40,000.  Total cost of funds on interest-bearing liabilities was 22 basis points, the same as the first quarter of 2017 and up 7 basis points from the second quarter of 2016.  Interest expense was up $1.8 million in the second quarter of 2017 over the second quarter of 2016, due to the merger with SBFC in January of 2017, which added approximately $1.3 billion in average interest-bearing liabilities.  Rates also increased within each category of interest-bearing liabilities, except for other borrowings, primarily due to the merger with SBFC.  SBFC’s cost of funds on deposits was higher than South State’s.  This was the main factor in the 7 basis point increase in interest-bearing liabilities to 22 basis points from second quarter of 2016.  The decrease in the cost of other borrowings was mainly due to the addition of the low cost FHLB advances from the merger with SBFC.

Tax-equivalent net interest margin decreased 7 basis points from the first  quarter of 2017 and declined by 14 basis points from the second quarter of 2016.  The Company’s average yield on interest-earning assets declined by 6 basis points mainly due to the 21 basis point decrease in yield on acquired loans, while the average rate on interest-bearing liabilities was flat at 22 basis points in the second quarter of 2017 and increased by 7 basis points mainly due to the addition of higher yielding deposits from the merger with SBFC. During the second quarter of 2017, the Company’s average total assets increased to $11.1 billion from $10.9 billion at March 31, 2017 and from $8.7 billion at June 30, 2016.  Average earning assets totaled $9.8 billion up $212.4 million compared to the first quarter of 2017, and up $2.0 billion compared to the second quarter of 2016.  Average interest-bearing liabilities totaled $6.8 billion for both the first and second quarter of 2017 up from $5.5 billion at the end of the second quarter of 2016.  Average non-interest bearing demand deposits increased by $110.8 million during the second quarter of 2017, and by $503.9 million from June 30, 2016, due primarily to the merger with SBFC.  Including the impact of noninterest bearing deposits, the Company’s cost of funds was 16 basis points for both the first and second quarter of 2017.

Noninterest Income and Expense

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2017	2017	2016	2016	2016	2017	2016
Noninterest income:
Fees on deposit accounts	$22,155	$21,719	$20,457	$20,776	$21,539	$43,874	$41,663
Mortgage banking income	5,195	5,569	4,443	6,286	5,620	10,764	9,818
Trust and investment services income	6,452	5,941	5,191	4,877	4,911	12,393	9,697
Securities gains, net	110	—	—	—	—	110	122
Amortization of FDIC indemnification asset	—	—	—	—	(4,427)	—	(5,901)
Recoveries of fully charged off acquired loans	2,171	1,532	1,335	2,207	2,002	3,703	2,923
Other	1,491	1,674	1,405	1,194	2,473	3,165	3,838
Total noninterest income	$37,574	$36,435	$32,831	$35,340	$32,118	$74,009	$62,160

Noninterest expense:
Salaries and employee benefits	$47,580	$48,886	$40,722	$41,972	$40,537	$96,466	$81,969
Net occupancy expense	6,048	6,388	5,348	5,464	5,541	12,436	10,900
Information services expense	6,413	6,360	5,196	5,237	5,082	12,773	10,117
Furniture and equipment expense	3,877	3,794	3,246	3,234	3,072	7,671	5,923
Bankcard expense	2,886	2,770	2,864	2,940	3,040	5,656	5,919
OREO expense and loan related	1,753	2,142	1,574	2,085	874	3,895	2,648
Business development and staff related	1,958	2,070	1,609	1,698	2,035	4,028	3,741
Amortization of intangibles	2,495	2,507	1,890	1,891	1,892	5,002	3,795
Professional fees	1,599	1,773	2,039	1,758	1,576	3,372	2,906
Supplies, printing and postage expense	1,570	1,654	1,369	1,345	1,757	3,224	3,565
FDIC assessment and other regulatory charges	989	1,122	734	1,001	1,017	2,111	2,161
Advertising and marketing	989	559	799	790	858	1,548	1,502
Other operating expenses	4,075	3,674	3,010	3,067	4,999	7,749	8,206
Merger & branch consolidation expense	4,307	21,024	4,841	709	1,573	25,331	2,531
Total noninterest expense	$86,539	$104,723	$75,241	$73,191	$73,853	$191,262	$145,883

Noninterest income improved in most categories during the second quarter compared to the first quarter of 2017 by approximately $1.1 million to $37.6 million. The increase was the result of the following:

•	Higher recoveries on acquired credit impaired loans of $639,000;
•	Higher fees on deposit accounts of $436,000 from higher bankcard services income of $586,000; offset by lower service charges from NSFs;
•	Higher income on trust and investment services of $511,000 from an increase in trust management fees and broker income;

•

Lower mortgage banking income of $374,000 from  a decline in the fair value of mortgage servicing rights related to interest rates, partially offset by the related MSR hedge, and offset by income from the secondary market sales;

•	Lower other income of $183,000 due primarily to lower rental income from fewer other real estate owned.

Compared to the second quarter of 2016,  noninterest income grew by $5.5 million due to the following:

1.	$4.4 million improvement with the elimination of the amortization of the FDIC indemnification asset as Loss Share Agreements (LSAs) were terminated in the second quarter of 2016,
2.	$169,000 improvement from recoveries on acquired loans,
3.	$1.5 million improvement in trust and investment services income due to an increase in business with the SBFC merger,
4.	$616,000 increase in fees on deposit accounts primarily from bankcard services income with more customers from the merger of SBFC, offset by
5.	$425,000 decline in mortgage banking income due to from lower MSR income, net of the effects of the hedge and lower income from the secondary market, and
6.

$982,000 reduction in other income due to the resolution of an acquired credit impaired loan, in the second quarter of 2016, totaling $1.2 million which was offset by the increase in cash surrender value of BOLI totaling $297,000, primarily from the addition of BOLI through the SBFC merger.

Noninterest expense was $86.5 million in the second quarter of 2017,  a decrease of $18.2 million from $104.7 million in the  first quarter of 2017.  The  decrease was primarily from a decline in merger and conversion related cost of $16.7 million and lower salary and employee benefits of $1.3 million.  During the first quarter of 2017, the company merged and converted SBFC into South State resulting in $21.0 million in merger and conversion related charges.  In the second quarter of 2017 these costs totaled only $4.3 million.  Salary and employee benefits decreased due to the following:  (1) cost saves from personnel reductions associated with the merger with SBFC, (2) lower payroll taxes, (3) lower cost associated with self-funded medical plan, offset partially by (4) merit increases which were effective April 1, 2017 and incentive compensation increases.  Advertising and marketing expense increased by $430,000 over first quarter of 2017 due primarily to television ads.

Compared to the second quarter of 2016, noninterest expense was  $12.7 million higher.  The increase was primarily due to five categories of expense:  (1) merger-related and conversion cost increased $2.7 million, (2) salaries and benefits increased $7.0 million due to employees from SBFC and related benefits and incentives, (3) information services increased $1.3 million due primarily to the branches added from SBFC merger, (4) OREO and troubled asset expense of $879,000 from higher losses related to write offs and sold properties, and (5) amortization of intangibles increased $603,000, from additional core deposit intangible from SBFC merger.

South State Corporation will hold a conference call today, July 21, 2017 at 10 a.m.  Eastern Time, during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877‑506‑9272.  The number for international participants is 412‑380‑2004.  The conference ID number is 10108025.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning July 21st by 2:00 p.m.  Eastern Time until 9:00 a.m. on August 4th, 2017.  To listen to the replay, dial 877‑344‑7529 or 412‑317‑0088.  The passcode is 10108025.

***************

South State Corporation is the largest bank holding company headquartered in South Carolina.  Founded in 1933, the company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 25 South Carolina counties, 15 Georgia counties and 4 North Carolina counties for over 80 years. The bank also operates Minis & Co., Inc. and South State Advisory, both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer.  South State Corporation has assets of approximately $11.2 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance

or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

	Three Months Ended					Six Months Ended
	June 30,	Mar.31,	Dec.31,	Sept. 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2017	2017	2016	2016	2016	2017	2016
RECONCILIATION OF GAAP TO Non-GAAP
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$31,823	$18,264	$24,177	$28,095	$24,516	$50,087	$49,010
Securities gains, net of tax	(73)	—	—	—	—	(73)	(81)
FDIC LSA early termination, net of tax	—	—	—	—	2,938	—	2,938
Merger and branch consolidation/acq. expense, net of tax	2,870	15,137	3,814	468	1,044	18,007	1,676
Adjusted net income (non-GAAP)	$34,620	$33,401	$27,991	$28,563	$28,498	$68,021	$53,543

Adjusted net income per common share - Basic (3)
Earnings per common share - Basic (GAAP)	$1.09	$0.63	$1.01	$1.17	$1.02	$1.72	$2.04
Effect to adjust for securities gains	—	—	—	—	—	—	—
Effect to adjust for FDIC LSA early termination	—	—	—	—	0.12	—	0.12
Effect to adjust for merger & branch consol./acq expenses	0.10	0.53	0.15	0.02	0.05	0.63	0.08
Adjusted net income per common share - Basic (non-GAAP)	$1.19	$1.16	$1.16	$1.19	$1.19	$2.35	$2.23

Adjusted net income per common share - Diluted (3)
Earnings per common share - Diluted (GAAP)	$1.08	$0.63	$1.00	$1.16	$1.01	$1.71	$2.02
Effect to adjust for securities gains	—	—	—	—	—	—	—
Effect to adjust for FDIC LSA early termination	—	—	—	—	0.12	—	0.12
Effect to adjust for merger & branch consol./acq expenses	0.10	0.52	0.15	0.02	0.05	0.62	0.08
Adjusted net income per common share - Diluted (non-GAAP)	$1.18	$1.15	$1.15	$1.18	$1.18	$2.33	$2.22

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	1.15%	0.68%	1.08%	1.28%	1.13%	0.92%	1.14%
Effect to adjust for securities gains	—	—	—	—	—	—	—
Effect to adjust for FDIC LSA early termination	—	—	—	—	0.14%	—	0.07%
Effect to adjust for merger & branch consol./acq expenses	0.10%	0.57%	0.18%	0.02%	0.05%	0.33%	0.04%
Adjusted return on average assets (non-GAAP)	1.25%	1.25%	1.26%	1.30%	1.32%	1.25%	1.25%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	7.98%	4.74%	8.50%	10.00%	9.02%	6.39%	9.10%
Effect to adjust for securities gains	-0.02%	—	—	—	—	-0.01%	-0.02%
Effect to adjust for FDIC LSA early termination	—	—	—	—	1.08%	—	0.55%
Effect to adjust for merger & branch consol./acq expenses	0.73%	3.93%	1.34%	0.17%	0.38%	2.30%	0.31%
Adjusted return on average equity (non-GAAP)	8.69%	8.67%	9.84%	10.17%	10.48%	8.68%	9.94%

Adjusted Return on Average Common Tangible Equity (3) (7)
Return on average common equity (GAAP)	7.98%	4.74%	8.50%	10.00%	9.02%	6.39%	9.10%
Effect to adjust for securities gains	-0.02%	—	—	—	—	-0.01%	-0.01%
Effect to adjust for FDIC LSA early termination	—	—	—	—	1.08%	—	—
Effect to adjust for merger & branch consol./acq expenses	0.72%	3.93%	1.34%	0.17%	0.38%	2.30%	0.31%
Effect to adjust for intangible assets	6.66%	6.88%	5.60%	5.94%	6.37%	6.76%	6.72%
Adjusted return on average common tangible equity (non-GAAP)	15.34%	15.55%	15.44%	16.11%	16.85%	15.44%	16.12%
Return on average common equity (GAAP)
Tangible Book Value Per Common Share (7)
Book value per common share (GAAP)	$54.87	$54.05	$46.82	$46.43	$45.64
Effect to adjust for intangible assets	(22.17)	(22.28)	(15.60)	(15.70)	(15.78)
Tangible book value per common share (non-GAAP)	$32.70	$31.77	$31.22	$30.73	$29.86

Tangible Equity-to-Tangible Assets (7)
Equity-to-assets (GAAP)	14.39%	14.17%	12.75%	12.78%	12.66%
Effect to adjust for intangible assets	-5.28%	-5.32%	-3.87%	-3.94%	-4.00%
Tangible equity-to-tangible assets (non-GAAP)	9.11%	8.85%	8.88%	8.84%	8.66%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Adjusted earnings, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, OTTI, and merger and branch consolidation related expense.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branch consolidation related expense of $4.3 million, $21.0 million, $4.8 million, $709,000, and $1.6 million, for the quarters ended June 30, 2017, March 31, 2017, December 31, 2016, September, 30, 2016, and June 30, 2016, respectively; (b) securities gain of $110,000 for the quarter ended June 30, 2017 and  (c) FDIC LSA Early Termination of $4.4 million for the quarter ended June 30, 2016.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	June 30, 2017 ratios are estimated and may be subject to change pending the final filing of the FR Y‑9C; all other periods are presented as filed.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled “Reconciliation of Non-GAAP to GAAP” provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of $3.3 million; $4.2 million; $943,000; $1.1 million;  and $1.2 million, respectively during the five quarters above.

(9)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost divided by net interest income and noninterest income excluding securities gains (losses), OTTI and FDIC early termination of the loss share agreement, which occurred in the second quarter of 2016.

Cautionary Statement Regarding Forward Looking Statements

Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. South State Corporation (“South State”) and Park Sterling Corporation (“Park Sterling”) caution readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between South State and Park Sterling; the outcome of any legal proceedings that may be instituted against South State or Park Sterling; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where South State and Park Sterling do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; South State’s ability to complete the acquisition and integration of Park Sterling successfully; credit risk associated with commercial real estate, commercial business and construction lending; interest risk involving the effect of a change in interest rates on both of South State’s and Park Sterling’s earnings and the market value of the portfolio equity; liquidity risk affecting each bank’s ability to meet its obligations when they come due; price risk focusing on changes in market factors that may affect the value of traded instruments; transaction risk arising from problems with service or product delivery; compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; strategic risk resulting from adverse business decisions or improper implementation of business decisions; reputation risk that adversely affects earnings or capital arising from negative public opinion; cybersecurity risk related to the dependence of South State and Park Sterling on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches, which subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; economic downturn risk resulting from changes in the credit markets, greater than expected noninterest expenses, excessive loan losses and other factors and the implementation of federal spending cuts currently scheduled to go into effect; and other factors that may affect future results of South State and Park Sterling. Additional factors that could cause results to differ materially from those described above can be found in South State’s Annual Report on Form 10‑K for the year ended December 31, 2016, and in its subsequent Quarterly Report on Form 10‑Q, including for the quarter ended March 31, 2017, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of South State’s website, http://www.southstatebank.com, under the heading “SEC Filings” and in other documents South State files with the SEC, and in Park Sterling’s Annual Report on Form 10‑K for the year ended December 31, 2016, and in its subsequent Quarterly Report on Form 10‑Q, including for the quarter ended March 31, 2017, which is on file with the SEC and available on the “Investor Relations” page linked to Park Sterling’s website, http://www.parksterlingbank.com, under the heading “Regulatory Filings” and in other documents Park Sterling files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither South State nor Park Sterling assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed transaction between South State and Park Sterling, South State will file with the SEC a Registration Statement on Form S‑4 that will include a Joint Proxy Statement of South State and Park Sterling and a Prospectus of South State, as well as other relevant documents concerning the proposed transaction. The proposed transaction involving South State and Park Sterling will be submitted to Park Sterling’s shareholders and South State’s shareholders for their consideration. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Shareholders of South State and shareholders of Park Sterling are urged to read the registration statement and the joint proxy statement/prospectus regarding the transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

Shareholders will be able to obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about South State and Park Sterling, without charge, at the SEC’s website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to South State Corporation, 520 Gervais Street, Columbia, South Carolina 29201, Attention:

John C. Pollok, Senior Executive Vice President, CFO and COO, (800) 277‑2175 or to Park Sterling Corporation, 1043 E. Morehead Street, Suite 201, Charlotte, North Carolina 28204, Attention: Donald K. Truslow, (704) 323‑4292.

PARTICIPANTS IN THE SOLICITATION

South State, Park Sterling and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding South State’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 6, 2017, and certain of its Current Reports on Form 8‑K.  Information regarding Park Sterling’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 13, 2017, and certain of its Current Reports on Form 8‑K.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.  Free copies of this document may be obtained as described in the preceding paragraph.